Exhibit 99.2(o)

IRONWOOD MULTI-STRATEGY FUND LLC
Statement of Assets and Liabilities with Report of Independent Registered Public Accounting Firm
October 19, 2010

Ironwood Multi-Strategy Fund LLC
Statement of Assets and Liabilities with Report of
Independent Registered Public Accounting Firm
October 19, 2010

Contents

Report of Independent Registered Public Accounting Firm	1

Audited Statement of Assets and Liabilities

Statement of Assets and Liabilities	2
Notes to Statement of Assets and Liabilities	3

Ironwood Multi-Strategy Fund LLC
Statement of Assets and Liabilities
October 19, 2010

Assets
Investment in Ironwood Institutional Multi-Strategy Fund LLC	$100,000

Liabilities	$-

Net assets	$100,000

Net assets consist of:
Units, 300,000 authorized Units, 100 Units issued and outstanding	$100,000
Net assets	$100,000

Net asset value per Unit ($100,000/100 Units)	$1,000.00

The accompanying notes are an integral part of the Statement of Assets and Liabilities and should be read in conjunction therewith.

Ironwood Multi-Strategy Fund LLC
Notes to Statement of Assets and Liabilities
October 19, 2010

1.	Organization

Ironwood Multi-Strategy Fund LLC (the “Fund”) was organized under the laws of the state of Delaware as a limited liability company pursuant to the terms and conditions of the amended and restated limited liability company agreement (the “LLC Agreement”) on August 25, 2010.  The fund has had no operations through October 19, 2010 other than those relating to organizational matters and the sale of Units, as defined below. The Fund is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company.  The Fund is offering units of limited liability company interest of the Fund (the “Units”).  The Fund’s Units are registered under the Securities Act of 1933 (the “Securities Act”), as amended, but are subject to substantial limits on transferability and resale.  The fund has no fixed termination date and will continue unless the Fund is otherwise terminated under the terms of the LLC Agreement or unless and until required by law.

The Fund’s investment objective is capital appreciation with limited variability of returns.  The Fund attempts to achieve this objective by investing substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund”), which is a recently formed Delaware limited liability company registered under the 1940 Act as a closed-end, non-diversified, management investment company.  The Master Fund attempts to achieve its investment objective by allocating capital among a number of pooled entities (the “Underlying Funds”) that are organized in non-U.S. jurisdictions and classified as corporations for U.S. federal income tax each managed by an independent investment adviser pursuant to relative value investment strategies or other techniques and subject to various risks.

Ironwood Capital Management Corporation (“Ironwood”), an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, serves as investment adviser to the Fund and the Master Fund.

The Fund has a Board of Directors (the “Board”) that has overall responsibility for monitoring and overseeing the Fund’s investment program and its management and operations.  A majority of the members of the Board are not “interested persons” (as defined by the 1940 Act) of the Fund or the Adviser.  The same Board members also serve as the Master Fund’s Board of Directors.

The Fund will offer on a continuous basis up to $300 million in Units.   Foreside Fund Services, LLC acts as the distributor (the “Distributor”) of the Units on a best-efforts basis, subject to various conditions. The Units will be offered at a price equal to $1,000 per Unit on the initial date on which Units are sold and, thereafter, at the current net asset value per Unit on any subsequent date on which Units are sold, plus any applicable sales charge.  The Distributor may enter into selected dealer agreements with various brokers and dealers (“Selling Agents”) that have agreed to participate in the distribution of the Fund’s Units.

Each prospective investor (and Members who subscribe for additional Units) will be required to certify that the Units purchased are being acquired directly or indirectly for the account of either a

Ironwood Multi-Strategy Fund LLC
Notes to Statement of Assets and Liabilities (continued)

1.    Organization (continued)

natural person who is an “accredited investor”, as defined in Rule 501 of the Securities Act, or a non-natural person that is a “qualified client”, as defined in Rule 205-3 of the Investment Advisers Act of 1940, as amended.  The Distributor and/or the Selling Agent may impose additional eligibility requirements for Members who purchase Units through the Distributor or such Selling Agent.  The minimum initial investment is $50,000, subject to waiver by Ironwood to an amount not less than $25,000.  The minimum subsequent investment is $10,000, subject to waiver by Ironwood.  Members may only purchase their Units through the Distributor or through a Selling Agent.

The Board, from time to time, and in its sole and absolute discretion, may determine to cause the Fund to offer to repurchase Members’ Units at net asset value per Unit on a repurchase date pursuant to an Offer.  In any Offer, the Board may determine to cause the Fund to repurchase less than the full amount of Units that Members requested to be repurchased.  In determining whether the Fund should make an Offer to repurchase Units from Members in response to repurchase requests, and the number of Units that will be the subject of such Offer, the Board will consider, among other things, the recommendation of Ironwood.  In an Offer, the Board may determine to cause the Fund to repurchase less than the full amount of Units that Members required to be repurchased. Each such repurchase offer will generally apply to up to 10% of the net assets of the Master Fund.   Ironwood expects that it will recommend to the Board that the Fund makes an Offer to repurchase Units from Members on June 30, 2011, the initial repurchase date and, as of the last Business Day (as defined below) occurring on the six-month period beginning immediately after the initial repurchase date.  A Member who tenders for repurchase such Member’s Units during the first year following such Member’s initial capital contribution will be subject to a fee of 5.00% of the value of the Units repurchased by the Fund, payable to the Fund.  The Board may, in certain limited instances where the Board has determined that the remaining Members will not be materially and adversely affected or prejudiced, waive the imposition of the early repurchase fee.  Any such waiver does not imply that the early repurchase fee will be waived at any time in the future.  Members who tender all or a portion of their Units (defined as a specific dollar value in their Offer Acceptances), and which portion is repurchased by the Fund, will receive the specified dollar amount equal to the net asset value of such Units repurchased by the Fund.  Promptly after the Repurchase Date, each Member whose Units or portion thereof has been repurchased will be given a non-interest bearing, non-transferable promissory note issued by the Fund entitling such Member to be paid an amount equal to 100% of the unaudited net asset value of such Member’s repurchased Units, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member, including any Advisory Fee allocable to such Units).  The note will entitle the Member to be paid within 90 calendar days after the Repurchase Date (a “Payment Date”).  If a Member has tendered for repurchase 95% or more of the Units held by such Member in an Offer Acceptance  and 95% or more of such Member’s Units are repurchased by the Fund, such Member shall receive cash or a non-interest bearing, non-transferable promissory note issued by the Fund in an amount equal to 95% of the estimated unaudited net asset value of such Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to

Ironwood Multi-Strategy Fund LLC
Notes to Statement of Assets and Liabilities (continued)

1.    Organization (continued)

all allocations to be made as of that date to such Member’s Units, including any Advisory Fee allocable to such Units), which will be paid on or prior to the Payment Date; and a non-interest bearing, non-transferable promissory note issued by the Fund entitling such Member to up to the remaining 5% of the estimated unaudited net asset value of such Member’s Units being repurchased, determined as of the Repurchase Date (the “Subsequent Payment”).  Following the later of the completion of the Fund’s annual audit or  such longer period as the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment will be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final audited net asset value of such Member’s Units being repurchased, determined as of the Repurchase Date and the as-adjusted Subsequent Payment will be paid to such Member.

2.    Significant Accounting Policies

The following significant accounting policies are in conformity with U.S. generally accepted accounting principles.  Such policies are consistently followed by the Fund in preparation of its statement of assets and liabilities.   The preparation of the statement of assets and liabilities in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the statement of assets and liabilities.  Actual results could differ from those estimates.

Federal Income Taxes

It is the Fund’s policy to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its Members.  Therefore, no provision for federal income taxes is required.   The Fund files tax returns with the U.S. Internal Revenue Service and various states.

Distribution of Income and Gains

The Fund declares and pays dividends annually from net investment income.   Net realized gains, if any, are distributed at least annually.   Distributions from net realized gains for book purposes may include short-term capital gains, which are included as ordinary income for tax purposes.

In order to satisfy the diversification requirements under Subchapter M of the Internal Revenue Code, the Fund will generally invest its assets in Underlying Funds organized outside of the United States that are treated as corporations for U.S. tax purposes and are expected to be classified as passive foreign investment companies.   As such, the Fund expects that distributions generally will be taxable as ordinary income to the Member.   The Fund will inform Members of the amount and character of its distributions to Members.

Investment in Master Fund

The Fund records its investment in the Master Fund at fair value, which is an amount equal to its proportionate share of the net assets of the Master Fund as of October 19, 2010. The

Ironwood Multi-Strategy Fund LLC
Notes to Statement of Assets and Liabilities (continued)

2.    Significant Accounting Policies (continued)

Investment in Master Fund (continued)

performance of the Fund is directly affected by the performance of the Master Fund.  Under US GAAP, the Fund lists its investment in the Master Fund as a level 3 security.  Level 3 securities are securities for which the Fund does not have the ability to fully redeem at net asset value as of the measurement date or within the near term.

3.    Management Fee, Related Party Transactions and Other

The Fund will pay to Ironwood, as compensation for its investment advisory services, a fee (the “Advisory Fee”).  The Advisory Fee shall accrue monthly at a rate equal to 0.10% (a 1.20% annual rate) of the net asset value of the Fund, as of the close of business on the last calendar day of each month.  As of October 19, 2010 the Master Fund did not incur Advisory Fees, as the Master Fund has not commenced operations.

Investments may be subject to a sales charge (a “Sales Charge”) of up to 2.0% of the subscription amount.  The Sales Charge may be waived or adjusted at the sole discretion of Ironwood and, without limiting the foregoing, is expected to be waived for institutional investors and certain persons associated with Ironwood and its affiliates.  The Sales Charge will be in addition to the subscription price for Units and will not form a part of an investor’s investment in the Fund.  All or a portion of the Sales Charge relating to Units will be paid to the Selling Agent that assisted in the placement of such Units.

The Fund will pay to Ironwood an account servicing fee (the “Account Servicing Fee”).  The Account Servicing Fee will accrue monthly at a rate equal to 0.0333% (a 0.40% annual rate) of the net asset value of each Member’s Units as of the close of business on the last calendar day of each month. The Account Servicing Fee will begin to accrue as of the Initial Closing Date. The Account Servicing Fee is payable in arrears as of the last calendar day of each three-month period ending in April, July, October and January.  Ironwood may, in its sole discretion, pay up to the entire amount of the Account Servicing Fee relating to Units to a Selling Agent that assisted in the servicing of accounts.

The Fund will pay all investment expenses, including, but not limited to, brokerage commissions (if any) and all other costs of executing transactions, interest expense, insurance expense, custodial expense, its expenses of the Underlying Funds, including management fees to the investment advisor of the Underlying Funds (generally ranging from 1% to 3% of assets under management) and performance fees or allocations to such Underlying Advisers (generally ranging from 20% to 35% of net profits) and all ongoing ordinary administrative and operational costs of the Fund, including (but not limited to) legal costs, accounting costs, taxes and any fees paid to the fund administrator or the regulatory and compliance administrator.  The Fund will also directly pay any extraordinary operating expenses.  Ironwood will bear all ongoing ordinary administrative and operational costs of Ironwood, including employees’ salaries, office rent, travel costs,

Ironwood Multi-Strategy Fund LLC
Notes to Financial Statements (continued)

3.	Management Fee, Related Party Transactions and Other (continued)

quote machine rent, computer and equipment costs, telephone bills, office supplies, research and data costs, legal costs, accounting costs, filing costs and communication expenses.

Ironwood has agreed to bear the organizational and offering costs related to the Fund and the Master Fund, which approximately totaled $400,000.

Ironwood has entered into an agreement with the Fund (the “Expense Limitation Agreement”) whereby it contractually agreed to waive its fees and/or reimburse the Fund’s expenses to the extent necessary to ensure that the monthly expenses of the Fund (excluding taxes, brokerage commissions, interest expenses incurred in connection with any credit facility, other transaction-related expenses, any extraordinary expenses of the Fund, any acquired fund fees and expenses, the Advisory Fee and the Account Servicing Fee paid by the Fund) will not exceed 0.020833% (0.25% per annum) of the Fund’s net assets as of each Fiscal Period Closing during the term of the Expense Limitation Agreement (the “Expense Limitation”).  The Fund will carry forward, for a period not to exceed 3 years from the date on which a waiver or reimbursement is made by Ironwood, any expenses in excess of the Expense Limitation and repay Ironwood such amounts; provided that the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation disclosed in the then-effective Prospectus.

4.	Subsequent Events

The Fund has evaluated the possibility of subsequent events that may require disclosure in the Fund’s statement of assets and liabilities through October 26, 2010.